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                                                                   EXHIBIT 10.12



                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into by and between VIXEL CORPORATION ("Company"), a Delaware corporation, and JAMES M. MCCLUNEY ("Employee") (collectively, "Parties"), effective as of April 26, 1999 (the "Effective Date").

                               W I T N E S S E T H

        WHEREAS, the Company desires to employ Employee; and

        WHEREAS, Employee desires to be employed by the Company under the terms and conditions herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. EMPLOYMENT BY THE COMPANY. The Company hereby employs Employee to render exclusive and full-time services to the Company as a President and Chief Executive Officer, and will report directly to the Company's Board of Directors. So long as Employee is employed as the Company's Chief Executive Officer, he will be entitled to be elected as a Director of the Company. Employee shall have the responsibilities, duties and authorities that are customarily associated with such position. The Company may modify Employee's duties and objectives at their discretion from time to time. Employee's employment shall commence no later than April 26, 1999. (The date Employee commences providing service as a President and Chief Executive Officer is referred to herein as the "Start Date").

2. COMPENSATION. The Company agrees to pay Employee base salary and bonus as described below.

        2.1 SALARY. The Company will pay Employee at an annual base salary rate of $300,000 for his first year of employment. Thereafter, the Compensation Committee of the Company's Board of Directors will review Employee's base salary rate on an annual basis and make adjustments to such compensation as the Board or Compensation Committee, in its sole discretion, deems appropriate. Paychecks will be distributed pursuant to ordinary business practice, and shall be subject to normal payroll deductions and tax withholdings.

        2.2 INCENTIVE BONUS. The Company will pay Employee an annual incentive bonus ranging from 0% to 100% of his base salary rate then in effect (the "Incentive Bonus"), with an on target payout of 50%, based upon performance criteria to be determined by the Board Compensation Committee. By mutual agreement between the Employee and the Board, some portion of this amount may be paid in equity or deferred. If the deferral option is chosen, any subsequent termination of Employment without Cause shall not affect Employee's entitlement to such Incentive Bonus, which shall become fully due and payable upon such termination without Cause. The Incentive Bonus is earned by Employee and vested if (a) the performance objectives established by the Company's Compensation Committee for a particular year have been satisfied

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during that year and (b) Employee is employed by the Company as its President and Chief Executive Officer for the year and during the first quarter of the following calendar year. The establishment and interpretation of each year's performance objective and the satisfaction thereof shall be determined by the Compensation Committee in their sole discretion. If any Incentive Bonus is earned and vested, it will be paid during the first quarter of the following calendar year. Nothing in this paragraph shall alter the Employee's or the Company's Party's right to terminate Employee's employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. Employee's first evaluation period for his Incentive Bonus shall be from April 26, 1999 to December 31, 1999, and his bonus will be based on the percentage determined by the Compensation Committee multiplied by his salary paid or accrued during such period.

        2.3 STOCK OPTIONS. Subject to approval by the Company's Board of Directors, the Company will grant to Employee a certain stock option pursuant to terms established by the Company's Board of Directors.

        2.4 RELOCATION EXPENSES. The Company will reimburse the employee for the following expenses if incurred by Employee in relocating to Washington to begin services as an employee of the Company: (a) the following costs incurred by Employee that are associated with the sale of his current residential dwelling and the purchase of a residential dwelling for occupancy by Employee and his immediate family in the - Washington area: (i) reasonable and customary commissions paid to a licensed real estate agent, (ii) reasonable and customary mortgage origination fees (points), (iii) reasonable and customary title insurance, and (iv) reasonable and necessary closing fees, and (b) reasonable and customary expenses incurred by Employee in transporting his household goods to the, Washington area. Such expenses will be reimbursed by the Company upon presentation by Employee of documentation establishing that the expenses were incurred by Employee, reflecting the reason the expenses were incurred, and reflecting the date incurred and date paid. This obligation to reimburse Employee is valid for one year from the start date. The Company agrees to gross up the amount of any reimbursement due under this paragraph, based on the federal and applicable state income tax rates in effect for Employee, to compensate Employee for any amount taxable to Employee as income. The parties agree that these expenses are expected not to exceed $150,000.000.

        2.5 TEMPORARY HOUSING. For a period beginning on the Start Date and concluding no later than 6 months thereafter, the Company will pay directly or reimburse Employee for the reasonable and customary rental costs incurred in renting temporary housing in the Bothell, Washington area. The reimbursement shall not exceed $3,000.00 per month of housing provided. The Company agrees to gross up the amount of any reimbursement due under this paragraph, based on the federal and applicable state income tax rates in effect for Employee, to compensate Employee for any amount taxable to Employee as income.

        2.6 CAR ALLOWANCE. For a period beginning on the Start Date and concluding no later than 6 months thereafter, the Company will pay directly or reimburse Employee for normal and customary car rental expenses up to a maximum of $1,500.00 per month. The expenses covered include only those charged by the rental agency for use of the car, and do not include



                                       2.
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fuel, maintenance, insurance, or any other expenses. The Company agrees to gross up the amount of any reimbursement due under this paragraph, based on the federal and applicable state income tax rates in effect for Employee, to compensate Employee for any amount taxable to Employee as income. Employee agrees to indemnify the Company for any losses suffered by the Company attributable to Employee's use of the rental car, including without limitation accidents involving the rental car, personal injury or property damage associated with use of the rental car, theft of the rental car, or deliberate misconduct involving the rental car. Employee agrees to procure all appropriate insurance to operate the rental car. In no event will the Company's obligation to Employee under this paragraph exceed $2,000.00 per month.

        2.7 SAVINGS PLAN. Employee will be eligible to participate in the Company's 401(k) Savings Plan. A copy of the Plan is available upon Employee's request. The Plan may be amended or terminated at the sole election of the Company.

        2.8 BENEFITS. The Company also agrees to provide Employee with benefits consistent with Company policy and practice for its employees, including paid vacation in accordance with the Company's policy applicable to other officers, and participation in the Company's group health, life, and disability insurance plans for Employee and Employee's dependents. Details about these benefits are provided in the Company's employee handbook and summary plan descriptions.

3. EMPLOYEE HANDBOOK. By signing this Agreement, Employee acknowledges that he has received, read and agrees to be bound by, the Company's employee handbook. Employee agrees to abide by all Company policies and procedures. Employee acknowledges that nothing in the handbook, or in the Company policies or procedures constitute a contract of employment. The handbook in no manner alters the terms set forth herein.

4. ADDITIONAL ACTIVITIES. Employee agrees that during the period of Employee's employment by the Company, Employee will not, without the Board of Director's written approval, engage in any employment or business activity other than for the Company that would adversely affect Employee's ability to perform Employee's obligations hereunder. As the sole exception and for the period beginning on the Start Date and concluding no later than 90 days thereafter, Employee may continue efforts to complete pending projects with Employee's former employer so long as the activities do not conflict with any obligation Employee owes to the Company.

5. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT; NONCOMPETITION AND NONSOLICITATION AGREEMENT. Employee agrees and acknowledges that he has executed and is bound by the terms of the Company's Proprietary Information and Inventions Agreement. Concurrently with the execution of this Employment Agreement, Employee will sign the Noncompetition and Nonsolicitation Agreement in the form attached as Exhibit B.

6. TERMINATION OF EMPLOYMENT. Employee and the Company each acknowledge that either Party has the right to terminate Employee's employment with the Company at any time for any reason whatsoever, with or without cause or advance notice.


                                       3.
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        6.1 TERMINATION FOR CAUSE. The Company shall have the right to terminate
Employee's employment with the Company at any time for cause. "Cause" for termination shall mean: (i) Employee has committed any material act of embezzlement, fraud or misconduct; (ii) Employee is convicted of any or pleads nolo contendere to felony involving moral turpitude; (iii) Employee engages in competition with the Company or breaches his obligations under this Agreement;
or (iv) Employee causes material damage to Company through intentional misconduct or gross neglect of the duties customary to his office. No activities covered by items (iii) and (iv) will be deemed to be "cause" unless the company has notified Employee of the prohibited activity in writing and Employee has failed to cease such activity within 15 days. In the event Employee's employment is terminated at any time with cause, he will not be entitled to severance pay, severance payments (as defined below), Incentive Bonus, pay in lieu of notice or any other such compensation. Nothing herein will affect Employee's rights with respect to any options vested as of the time of termination.

        6.2 TERMINATION WITHOUT CAUSE. The Company shall have the right to terminate Employee's employment with the Company at any time without cause. In the event Employee's employment is terminated by the Company without cause, then the Company will provide the severance benefits described in the subparts below ("Severance Benefits"). Employee will also be entitled to receive any bonus payments that he elected to defer. In consideration for such Severance Benefits, Employee shall execute a General Release in the form of Exhibit A that releases the Company from liability for any and all claims, known or unknown that the Employee may have at the time of the termination.

               (a) The Company shall pay Employee severance in the amount of one year's salary at the rate in effect at time of termination less all required deductions and withholdings ("Severance Payments"), payable in the normal payroll cycle. In addition, the vesting of Employee's stock options will continue for one year following the termination without cause provided that Employee is in compliance with and continues to act in compliance with all the obligations imposed on him pursuant to the Proprietary Information and Inventions Agreement referred to in paragraph 5 above.

               (b) Should Employee timely elect to continue coverage pursuant to COBRA, the Company agrees to reimburse Employee for the COBRA premiums he pays in order to maintain health insurance coverage for a period of one year after termination of employment that is substantially equivalent to that he received immediately prior to the termination. Employee is responsible to provide to the Company documentation establishing that he paid the COBRA premium and reflecting the extent of the coverage. The Company's obligation to provide COBRA reimbursement under this paragraph shall cease on the earlier of (i) one year after the termination of employment or (ii) if Employee obtains employment, then the date any waiting period for insurance coverage through the new employer expires.

        6.3 VOLUNTARY TERMINATION. Employee may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Employee. In the event Employee voluntarily terminates his employment, he will be entitled to receive any



                                       4.
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bonus payments that he has elected to defer, but he will not be entitled to severance pay, Severance Payments, Incentive Bonus, pay in lieu of notice or any other such compensation.

7. NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or private overnight mail (delivery confirmed by such service), to the following addresses, or to such other address as either Party shall designate by notice in writing to the other in accordance herein: if to the Company: to the Chairman of the Board at his or her personal or business address; if to Employee: at such address provided to the Company by him.

8. ARBITRATION. To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of or in any way connected with Employee's employment with the Company or the termination of that employment, with the sole exception of disputes which arise under Employee's Proprietary Information and Inventions Agreement, (collectively, the "Arbitrable Claims"), the Company and Employee each agree that any and all such disputes, whether of law or fact of any nature whatsoever, shall be resolved by final and binding arbitration under the procedures set forth in Exhibit C to this Agreement and the then existing American Arbitration Association ("AAA") arbitration procedures (except insofar as they are inconsistent with the procedures set forth in Exhibit C). The Arbitrable Claims shall include, but not be limited to: any and all such claims related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Americans with Disabilities Act of 1990; state and federal common law; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Employee and the Company acknowledge and agree that any and all rights they may otherwise have to resolve such Arbitrable Claims by jury trial, by a court, or in any forum other than the AAA, are hereby expressly waived.

9. GENERAL.

        9.1 ENTIRE AGREEMENT. This Agreement and the Company's Proprietary Information and Inventions Agreement set forth the complete, final and exclusive embodiment of the entire agreement between Employee and the Company with respect to the subject matter therein. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except in a written instrument signed by Employee and a duly authorized officer or director of the Company.

        9.2 SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the remaining terms and provisions



                                       5.
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shall be unimpaired. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

        9.3 SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each Party, and inure to the benefit of each Party, its heirs, successors and assigns. Because of the unique and personal nature of Employee's duties under this Agreement, Employee may not delegate the performance of his duties under this Agreement.

        9.4 APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.

        9.5 FORUM. Any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within the State of Washington. No such action may be brought in any forum outside the State of Washington. Any action brought in contravention of this paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in answering, defending, counterclaiming, appealing or otherwise shall be construed as a waiver of this right to immediate dismissal. A party bringing an action in contravention of this paragraph shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to a forum located within the State of Washington.

        9.6 HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

        9.7 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed as follows:

                                       VIXEL CORPORATION, a Delaware corporation

                                       By: /s/ Kurtis L. Adams
Employee: /s/ JAMES M. MCCLUNEY            ---------------------------
         ------------------------
           James M. McCluney
                                       Title: CFO
Date: 6/21/99 effective 4/26/99               -------------------------
      ---------------------------      Date: 6/21/99, effective 4/26/99
                                             --------------------------


                                       6.
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                                    EXHIBIT C

                              ARBITRATION PROCEDURE

        1. The Parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

        2. A Party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other Party, which demand shall contain a brief statement of the issues to be resolved.

        3. The arbitration shall be conducted by the American Arbitration Association ("AAA"). At the request of either Party, subject to paragraph 10 below regarding judicial enforcement of the decree or judgment of an award rendered by the arbitrator, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy under seal, available for inspection only by the Parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, unless compelled by legal process.

        4. The arbitrator(s) is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination.

        5. The Party demanding arbitration shall promptly request that AAA conduct a scheduling conference within fifteen (15) days of the date of that Party's written demand for arbitration or on the first available date thereafter on the arbitrator's calendar. The arbitration hearing shall be held within thirty (30) days after the scheduling conference or on the first available date thereafter on the arbitrator's calendar. Nothing in this paragraph shall prevent a Party from at any time seeking temporary equitable relief, from AAA or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

        6. Discovery shall be conducted as follows: (a) prior to the arbitration any Party may make a written demand for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within fifteen days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each Party may take no more than two depositions (pursuant to the procedures of Washington law) with a maximum of five hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

        7. It is the intent of the Parties that the Federal Arbitration Act ("FAA") shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event Washington law with regard to arbitration shall apply.




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        8. The arbitrator(s) shall apply Washington law, and shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property. The arbitrator(s) shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

        9. The arbitrator(s) shall render a written award setting forth the reasons for the arbitration decision. The decree or judgment of an award rendered by the arbitrator may be entered and enforced in any court having jurisdiction over the Parties. The award of the arbitrator(s) shall be final and binding upon the Parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by Washington law.

        10. The Parties agree that the arbitration procedures set forth in this Exhibit C shall be superseded and replaced by any change the Company makes to its arbitration procedures that are generally applicable to its employees, provided that any such change is no more restrictive on the Employee than the procedures set forth herein.